EXHIBIT (e)(2)

NEUBERGER BERMAN ETF TRUST
DISTRIBUTION AGREEMENT
SCHEDULE A
Neuberger China Equity ETF
Neuberger Commodity Strategy ETF
Neuberger Core Equity ETF
Neuberger Disrupters ETF
Neuberger Berman Emerging Markets Debt Hard Currency ETF
Neuberger Berman Energy Transition & Infrastructure ETF
Neuberger Berman Flexible Credit Income ETF
Neuberger Growth ETF
Neuberger International Core Equity ETF
Neuberger International Core Equity Premium Income ETF
Neuberger Japan Equity ETF
Neuberger Option Strategy ETF
Neuberger Quality Select ETF
Neuberger Berman Short Duration Income ETF
Neuberger Small-Mid Cap ETF
Neuberger Small Value ETF
Neuberger Berman Total Return Bond ETF

DATED: February 21, 2026